UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2004

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439 (Commission File Number)	04-2664794 (IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts (Address of Principal Executive Offices)	02090 (Zip Code)

781-251-4700
(Registrant’s Telephone Number, Including Area Code)

Item 5.  Other Events.

        On August 17, 2004, we issued a press release announcing that we have entered into an agreement to acquire all of the issued and outstanding common shares of Boomerang Tracking Inc. (TSX: BMG). Boomerang is a marketer and provider of stolen vehicle recovery technology in Canada.

        The terms of the agreement call for us to pay Boomerang shareholders total consideration of approximately USD$48 million. At the option of Boomerang’s shareholders, up to thirty percent of the consideration is payable by the issuance shares of our common stock (or securities exchangeable for shares of our common stock), with the balance payable in cash. We expect to issue approximately 900,000 to 1.6 million shares in connection with the acquisition. At the closing, we anticipate Boomerang will have cash on hand of approximately USD$12 million. We have received a commitment for a term loan to finance the cash portion of the purchase price.

        The transaction is structured pursuant to a Plan of Arrangement under which each share of Boomerang Class A stock held by a Canadian resident will be exchanged, at the election of the holder, for cash and/or exchangeable shares in a Canadian subsidiary of LoJack. At any time following the closing, the exchangeable shares are exchangeable for shares of LoJack common stock. Boomerang shares held by nonresidents of Canada will be exchanged, at the election of the holder, for cash and/or interim notes in such Canadian subsidiary which, following the closing, will be immediately exchanged for shares of LoJack common stock. The transaction is structured to be tax deferred to Canadian resident Boomerang shareholders who properly elect to receive exchangeable shares.

        In connection with entering into the agreement, Automobility Inc., Andre Boulay, Peter Lashchuk and Robert Nelson, holders of approximately 56% of the outstanding common shares of Boomerang, have agreed to vote their shares in favor of the acquisition and against actions or agreements that would violate the acquisition agreement or be reasonably expected to impede or discourage the merger.

        After closing the transaction, Boomerang, which will operate as a wholly owned subsidiary, is expected to contribute approximately USD $5 million on an annualized basis to LoJack’s revenues in 2004.

        The transaction is subject to various conditions to closing, including those customary in acquisition transactions and obtaining the approval of the Plan of Arrangement by the Superior Court of Quebec and two-thirds of the Boomerang shareholders. We currently expect the transactions to close in the fourth quarter of 2004. However, there can be no assurance that the conditions to closing will be satisfied or that the closing will occur. The agreement provides for the payment of a CAD$3 million break-up fee in the event the transaction is not completed under certain circumstances.

WARNING REGARDING FORWARD LOOKING STATEMENTS

        From time to time, information provided by LoJack or statements made by its employees may contain “forward-looking” information within the meaning of the U.S. securities laws, which involve risks and uncertainties which may impact the business and shareholders of LoJack. Any statements in this current report or the press release filed as an exhibit to this report that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of LoJack and Boomerang (the “Companies”) and their markets and customers, their objectives and plans for future operations and products and their expected liquidity and capital resources).

        Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the ability to obtain approvals for the acquisition on the proposed terms and schedule, the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the acquisition may not be fully realized or may take longer to realize than expected; and disruption from the acquisition making it more difficult to maintain relationships with customers, employees or suppliers. Factors that may cause differences in the businesses of the Companies in the future, include: the continued and future acceptance of the Companies’ products and services; the effectiveness of the Companies’ marketing initiatives; the rate of growth in the industries of the Companies’ customers; the presence of competitors with greater technical, marketing, and financial resources; the Companies’ ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of LoJack’s use of third party installers and distributors; the Companies’ capacity and supply constraints or difficulties; the Companies’ ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning LoJack, reference is made to LoJack’s Annual Report on Form 10-K for the year ended December 31, 2003.

        All forward-looking statements in this current report and the press release filed as an exhibit to this report are expressly qualified by information contained in each Company’s filings with regulatory authorities. The Companies do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Item 7.  Financial Statements and Exhibits.

(c)  Exhibits

99.1	Press release dated August 17, 2004 (filed herewith).

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOJACK CORPORATION (Registrant) By: /s/ Keith Farris Keith Farris Vice President of Finance and Chief Financial Officer

Date:  August 17, 2004